Exhibit 99.4

Suite 920-475 West Georgia Street	Tel: 1-604-689-0234
Vancouver, BC V6B 4M9	Fax: 1-604-688-0094

FOR IMMEDIATE RELEASE

PERU COPPER RETAINS UBS INVESTMENT BANK AS FINANCIAL ADVISOR

TO EVALUATE STRATEGIC ALTERNATIVES

Vancouver, British Columbia, Canada, November 7th, 2005 Peru Copper Inc. (TSX:PCR, PCR.WT / AMEX:CUP, CUP.WS) (“Peru Copper” or the “Company”) announced today that it has retained UBS Investment Bank as its financial advisor to assist the Company in evaluating strategic alternatives to maximize shareholder value from its Toromocho Copper Project.

Those alternatives may include a sale of a portion of the project to a strategic partner to assist in the development of the Toromocho Project; a sale of the project; or development of the Toromocho Project by the Company itself.

The Company’s Chairman, J. David Lowell, said: “We are extremely pleased with the results obtained from the work undertaken on our Toromocho Project to date. We are now ready to move to the next phase of development of the Project and we look forward to working with UBS Investment Bank to ensuring that all alternatives available to the Company are considered and evaluated.”

Mr. Lowell added “In October 2004, when we listed the Company’s shares in Toronto, we had an inferred copper resource of 655 million tonnes. In October of this year, we announced a measured and indicated resource of 1.8 billion tonnes and an additional inferred resource of 241 million tonnes. In addition to being very large, the Toromocho copper deposit has advantages that are perhaps unique in the world. It is located in a stable country that welcomes mining and in a district that has a long history of mining. The deposit is only 142 kilometers from Lima by paved highway and by railroad. An operating copper smelter is only 32 kilometers away in La Oroya. There is power and water available and an experienced labor force is also readily available. We think that Toromocho is a world-class project and we will continue its development on a fast track basis.”

On October 13th, 2005 the Company reported a measured and indicated resource of 1.8 billion tonnes at Toromocho with a copper equivalent grade of 0.68%, as well as 241 million tonnes of inferred copper material with a copper equivalent grade of 0.57%. Within the measured and indicated resource there are 967 million tonnes of mineralized material at a copper grade of 0.60% and a copper equivalent grade of 0.88%, based on a 0.60% copper equivalent cut-off. Please refer to the Company’s material change report dated October 13th, 2005 which is available at www.SEDAR.com.

The Company previously reported that its metallurgical testing program has been successful in producing copper concentrates using ore from the Toromocho deposit and a traditional flotation process. Martin Kuhn, Minerals Advisory Group in Tucson, said,

“Based on recent metallurgical tests, we now have a high degree of confidence that copper concentrate can be produced with an average copper recovery of 87 per cent and an average 26.5-per-cent copper concentrate grade or better, based on arithmetical averages of material tested.”

It is anticipated that the evaluation of strategic alternatives will require an extended period of at least several months. There can be no assurance that any particular alternative will be pursued nor that any transaction will occur.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-1 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.

Forward-Looking Statements:

Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Peru Copper Inc. periodic filings with Canadian Securities Regulators. Such forward-looking information represents management’s best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Peru Copper does not assume the obligation to update any forward-looking statement.

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the price of copper, the timing of completion of exploration activities and the determination and amount of estimated mineral resources involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of Peru Copper Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the exploration and potential development of the properties owned by the company, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-1 as on file with the Securities and Exchange Commission in Washington, D.C. Although Peru Copper Inc. has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.

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